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Exhibit 5 Opinion of Shaw Pittman LLP

                       [LETTERHEAD OF SHAW PITTMAN LLP]


                                 June 3, 2002


Commercial Net Lease Realty, Inc.
450 South Orange Avenue
Suite 900
Orlando, Florida  32801

Ladies and Gentlemen:


        We have acted as counsel to Commercial Net Lease Realty, Inc., a Maryland corporation (the "Company"), in connection with the Registration Statement on Form S-3, Registration No. 333-53796 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and declared effective by the Commission on May 1, 2001. Pursuant to the Registration Statement, the Company proposes to issue and sell $50,000,000 aggregate principal amount of its 7.75% Notes due 2012 (the "Notes") to the public in accordance with the terms set forth in the prospectus supplement dated May 30, 2002 (the "Prospectus Supplement") to the prospectus filed as part of the Registration Statement.


        Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and other instruments as we have deemed necessary and upon the laws as presently in effect, we are of the opinion that:


        1. The Indenture entered into by the Company and Wachovia Bank, National Association, as successor trustee to First Union National Bank, (the "Indenture") has been executed and duly delivered by the parties thereto and represents a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and
        (c) the enforceability of forum selection clauses in federal courts and the Fourth Supplemental Indenture to be entered into by the Company and Wachovia Bank, National Association (the "Supplemental Indenture"), when duly executed and delivered by the parties thereto, will represent valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) the enforceability of forum selection clauses in federal courts.




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        2.     When issued, authenticated and delivered pursuant to the
        Indenture and the Supplemental Indenture, the Notes will represent valid and legally binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) the enforceability of forum selection clauses in federal courts.


        We express no opinion as to the enforceability of any provisions contained in the Indenture, the Supplemental Indenture or the Notes that constitute waivers which are prohibited by law prior to default. We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and this Form 8-K. We also consent to the reference to Shaw Pittman LLP under the caption "Legal Matters" in the Prospectus Supplement.





                                                   Very truly yours,


                                                   /s/  Shaw Pittman LLP


                                                   SHAW PITTMAN LLP